Exhibit 99.1

hopTo Announces New Board Member, Ashfaq Munshi

CAMPBELL, Calif. – (November 24, 2014) – hopTo Inc. (OTCQB: HPTO), developer of the most comprehensive mobile productivity platform, today announced that Ashfaq A. Munshi, was appointed to the company’s board of directors.

Ashfaq Munshi, also known as Ash, is a technologist with over 20 years of entrepreneurship, engineering, marketing and senior management experience. He is the Chairman and founder of Terabitz, Inc. and has served as its acting CEO since 2006.

“Ash has extraordinary business expertise in the technology industry, and we are delighted that he is joining hopTo’s board of directors,” said Eldad Eilam, President and CEO and of hopTo. “Ash brings a wealth of experience, from enterprise customers to individual consumers, as well as the insights that come from running a successful large global software company and a fast-emerging startup. He will be a great addition to our board.”

Ash has also served as the Chief Technology Officer of Yahoo! Inc., as Head of Yahoo! Labs and as interim CEO and chairman of both MSC Software (NASDAQ: MSCS) and Level5 Networks. He has also served as chairman of a number of technology startup companies

In addition to Terabitz, Ash has founded four other Silicon Valley companies: Radiance, Vivecon, SpecialtyMD, and Commerce Engine. Earlier in his career, he served as a corporate vice president at Applied Materials and before that, Ash was vice president and general manager of the Enterprise Business Unit at SGI.

Ash holds an A.B. in Mathematics from Harvard and has completed graduate work in computer science at Brown and the University of California, Santa Cruz. He is an alumnus of the Stanford Graduate School of Business.

“I am honored to join the hopTo board and work with this exceptional team,” Munshi said. “hopTo is poised to become a force in the BYOD productivity market, especially with SMBs and Enterprise companies, and I look forward to sharing my experiences and contributing to the future direction and growth of this ground breaking company.”

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace platform. The hopTo mobile solution delivers an unparalleled user experience without compromising enterprise security. hopTo brings a new standard of mobile productivity by enabling individuals to Search, Access, Create, Edit and Share content from their mobile devices, efficiently and effectively, by leveraging any combination of on-premise or cloud stored content, documents and data as well as enterprise applications. The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com, www.facebook.com/hopTo or download the hopTo IRapp from the hopTo investor page.

Forward-Looking Statements:

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2013, and in other documents we have filed with the SEC.

Investor Contact:

Julie Silber

KCSA Strategic Communications

jsilber@kcsa.com

310-766-9760

Media Contact:

Samantha Wolf

KCSA Strategic Communications

swolf@kcsa.com

212-896-1220